Exhibit 5.1

Dykema Gossett PLLC 100 N. Tryon Street Suite 2700 Charlotte, North Carolina 28202 WWW.DYKEMA.COM Tel: (704) 335-2735

June 25, 2012

Board of Directors

Sonic Automotive, Inc.

4401 Colwick Rd.

Charlotte, North Carolina 28211

Re:	Registration Statement on Form S-4

Dear Sirs:

We are acting as counsel for Sonic Automotive, Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Company’s offer to exchange (i) cash and (ii) newly issued Shares for the Company’s 5.0% Convertible Senior Notes due 2029 (the “Notes”) (the “Exchange Offer”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of (i) the Registration Statement and form of letter of transmittal, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, (iii) all relevant actions of the Company’s board of directors recorded in the Company’s minute book, (iv) a specimen of the form of certificate evidencing the Shares and (v) other certificates, documents and instruments as we deem necessary or appropriate.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms and conditions of the Exchange Offer as set forth in the Registration Statement and letter of transmittal, will be validly issued, fully paid and nonassessable.

June 25, 2012

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

DYKEMA GOSSETT PLLC

/s/ Dykema Gossett PLLC